Exhibit 1.2

Pricing Agreement

May 8, 2024

Barclays Bank PLC

As representative of the several Underwriters

named in Schedule I (the “Representative”)

Ladies and Gentlemen:

Barclays PLC (the “Company”) proposes to issue £1,250,000,000 aggregate principal amount of 8.500% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities (the “Designated Securities”). The Designated Securities are convertible in accordance with their terms for stock of Barclays PLC as described in the Preliminary Prospectus Supplement (as defined in Schedule II hereto). Each of the Underwriters hereby undertakes to purchase at the subscription price set forth in Schedule II hereto (the “Subscription Price”), the amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto, such payment to be made at the Time of Delivery set forth in Schedule II hereto. The obligations of the Underwriters hereunder are several but not joint.

Each of the provisions of the Underwriting Agreement—Standard Provisions, dated March 3, 2021 (the “Underwriting Agreement”), is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein, except as amended herein. For the purposes of this letter, a new Section 2(r) shall be included as follows: “The Company will promptly make a valid election in respect of the Designated Securities in accordance with the provisions of Section 475C of the Corporation Tax Act 2009 (“CTA 2009”). Following the making of a valid election pursuant to Section 475C of the CTA 2009, all payments of interest in respect of the Designated Securities will be deductible by the Company in computing its taxable profit for United Kingdom corporate income tax purposes and the Designated Securities will be “hybrid capital instruments” for United Kingdom tax purposes. The Designated Securities are not being issued in consequence of, or otherwise in connection with, any arrangements the main purpose, or one of the main purposes, of which is to secure a tax advantage;” and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Agreement, except that each representation and warranty with respect to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation and warranty as of the date of the Prospectus and also a representation and warranty as of the date of this Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities.

Each reference to the Representative herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representative designated to act on behalf of each of the Underwriters of the Designated Securities pursuant to Section 14 of the Underwriting Agreement and the address referred to in such Section 14 is set forth in Schedule II hereto.

Section 2(a) of the Underwriting Agreement is hereby amended to replace “File No. 333-253693” by “File No. 333-277578” in the first sentence thereof.

Notwithstanding Section 5 and any other provision to the contrary in the Underwriting Agreement, but without prejudice to Section 2(j) thereof, (i) the Designated Securities will be represented by one global certificate that will be deposited with a common depositary for Clearstream Banking, S.A. (“Clearstream”) and/or Euroclear S.A./N.V. (“Euroclear” and, together with Clearstream, the “Clearing Systems”), and registered in the name of such common depositary or its nominee and (ii) settlement of the Designated Securities will occur through the Clearing Systems for value. The Representative acknowledges that the Designated Securities represented by the global certificate will initially be credited to an account with Euroclear or Clearstream, as the case may be (the “Commissionaire Account”) for the account of the Representative, the terms of which include a third-party beneficiary clause (‘stipulation pour autrui’) with the Company as the third-party beneficiary and provide that such Designated Securities are to be delivered to the Representative only against payment of the Subscription Price into the Commissionaire Account on a delivery against payment basis. The Representative acknowledges that (i) the Designated Securities represented by the global certificate shall be held to the order of the Company as set out above and (ii) the Subscription Price received in the Commissionaire Account will be held on behalf of the Company until such time as they are transferred to the Company’s order. The Representative undertakes that the Subscription Price will be transferred to the Company’s order promptly following receipt of such monies in the Commissionaire Account. The Company acknowledges and accepts the benefit of the third-party beneficiary clause (‘stipulation pour autrui’) pursuant to the Belgian or Luxembourg Civil Code, as applicable, in respect of the Commissionaire Account.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you, is now proposed to be filed with the Commission.

The Applicable Time for purposes of this Pricing Agreement is 4:45 p.m. London time on May 8, 2024. The “free writing prospectus” as defined in Rule 405 under the Securities Act for which each party hereto has received consent to use in accordance with Section 7 of the Underwriting Agreement is listed in Schedule III hereto and is attached as Exhibit A hereto.

Solely for the purposes of the requirements of 3.2.7R of the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) regarding the mutual responsibilities of manufacturers under the UK MiFIR Product Governance Rules:

(a) each of the Underwriters designated a UK Manufacturer on Schedule II hereto (each a “UK Manufacturer”) acknowledges that it understands the responsibilities conferred upon it under the UK MiFIR Product Governance Rules relating to each of the product approval process, the target market and the proposed distribution channels as applying to the Designated Securities and the related information set out in the Registration Statement, the Prospectus, any Preliminary Prospectus, any Free Writing Prospectus or Issuer Free Writing Prospectus and any other announcements in connection with the Designated Securities; and

(b) each of the Company and each of the Underwriters that is not designated a UK Manufacturer note the application of the UK MiFIR Product Governance Rules and acknowledge the target market and distribution channels identified as applying to the Designated Securities by the UK Manufacturer and the related information set out in the Registration Statement, the Prospectus, any Preliminary Prospectus, any Free Writing Prospectus or Issuer Free Writing Prospectus and any other announcements in connection with the Designated Securities.

The execution of this Agreement on behalf of all parties hereto will constitute acceptance by each Underwriter of the ICMA Agreement Among Managers Version 1 (the “Agreement Among Managers”) subject to any amendment notified to such Underwriter in writing at any time prior to (i) its execution of this Agreement or (ii) the receipt by Barclays Bank PLC of the document appointing such Underwriter’s authorized signatory and its execution of this Agreement. References in the Agreement Among Managers to the “Lead Manager” and the “Settlement Lead Manager” shall be construed as references to Barclays Bank PLC. References in the Agreement Among Managers to “Commitments” shall mean the principal amounts or underwriting commitments in respect of the Designated Securities, set out opposite each Underwriter’s name in Schedule I hereto.

If the foregoing is in accordance with your understanding, please sign and return to us the counterpart hereof, and upon acceptance hereof by you and each of the other Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters on the one hand and the Company on the other.

[Signature Page Follows]

Very truly yours,

BARCLAYS PLC

/s/ Stuart Frith
Name: Stuart Frith
Title: Director, Capital Markets Execution

Accepted as of the date hereof at London, England

BARCLAYS BANK PLC

/s/ Emily Wilson
Name: Emily Wilson
Title: Authorised Signatory

[Signature Page to Contingent Convertible Pricing Agreement]

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

/s/ Edward Stevenson
Name: Edward Stevenson
Title: Head of DCM

/s/ Kevin Fournier
Name: Kevin Fournier
Title: MD

[Signature Page to Contingent Convertible Pricing Agreement]

BANCO SANTANDER, S.A.

/s/ Ioannis Kallianiotis
Name: Ioannis Kallianiotis
Title: Executive Director

/s/ Johanna Israel
Name: Johanna Israel
Title: Executive Director

[Signature Page to Contingent Convertible Pricing Agreement]

BANK OF MONTREAL, LONDON BRANCH

By:	/s/ Richard Couzens
Name:	Richard Couzens
Title:	Managing Director, Head of Global Markets, EMEA

By:	/s/ Michael McCormick
Name:	Michael McCormick
Title:	Managing Director, Debt Products

CITIGROUP GLOBAL MARKETS LIMITED

/s/ William Robertson
Name: William Robertson
Title: Delegated signatory

[Signature Page to Contingent Convertible Pricing Agreement]

Commerzbank Aktiengesellschaft

/s/ Volker Happel	/s/ Heike S. Hauser
Name: Volker Happel	Heike S. Hauser
Title: Vice President	Senior Counsel

[Signature Page to Contingent Convertible Pricing Agreement]

ING Bank N.V.

/s/ William de Vreede
Name: William de Vreede
Title: Global Head Legal Wholesale Banking

/s/ Romke van der Weerdt
Name: Romke van der Weerdt
Title: Managing Director

[Signature Page to Contingent Convertible Pricing Agreement]

Intesa Sanpaolo IMI Securities Corp.

/s/ Jon Basagoiti
Name: Jon Basagoiti
Title: Managing Director

[Signature Page to Contingent Convertible Pricing Agreement]

J.P. Morgan Securities plc

/s/ Kenji Kinoshita
Name: Kenji Kinoshita
Title: Vice President

[Signature Page to Contingent Convertible Pricing Agreement]

Lloyds Bank Corporate Markets plc

/s/ Peter Green
Name:	Peter Green
Title:	Head of Transaction Execution

[Signature Page to Contingent Convertible Pricing Agreement]

Natixis

Signed by Stephanie BESSE May 8, 2024

/s/ Stéphanie BESSE
Name:	Stéphanie BESSE
Title:	Authorised Signatory

Signed by Thibault ARCHERAY May 8, 2024

/s/ Thibault ARCHERAY
Name:	Thibault ARCHERAY
Title:	Authorised Signatory

[Signature Page to Contingent Convertible Pricing Agreement]

NORDEA BANK ABP

By:	/s/ Linda Johansson
Name:	Linda Johansson
Title:	Associate Director

By:	/s/ Peter Brink Jensen
Name:	Peter Brink Jensen
Title:	Director

Société Générale

/s/ Andrew Menzies
Name:	Andrew Menzies
Title:	Managing Director

[Signature Page to Contingent Convertible Pricing Agreement]

Standard Chartered Bank

/s/ Rajan Bagri
Name:	Rajan Bagri
Title:	MD, Capital Markets

[Signature Page to Contingent Convertible Pricing Agreement]

THE TORONTO-DOMINION BANK

/s/ Frances Watson
Name:	Frances Watson
Title:	Director, Transaction Advisory

[Signature Page to Contingent Convertible Pricing Agreement]

UBS AG London Branch

/s/ Sophia Vonta
Name:	Sophia Vonta
Title:	Managing Director

UBS AG London Branch

/s/ David Walsh
Name:	David Walsh
Title:	E.D.

[Signature Page to Contingent Convertible Pricing Agreement]

UniCredit Bank GmbH

/s/ Isaac Alonso
Name:	Isaac Alonso
Title:	Managing Director, DCM

/s/ Stefan Enrich
Name:	Stefan Enrich
Title:	Director, FI Origination

[Signature Page to Contingent Convertible Pricing Agreement]

CAIXABANK, SA

/s/ Fernando Cuesta
Name: Fernando Cuesta
Title: Head of DCM

/s/ Miguel Lafont
Name: Miguel Lafont
Title: Director

[Signature Page to Contingent Convertible Pricing Agreement]

Coöperatieve Rabobank U.A.

/s/ Crispijn Kooijmans		/s/ Melle Franken
Name:	Crispijn Kooijmans	Melle Franken
Title:	Head of FI &SSA DCM	ED Private Placements

[Signature Page to Contingent Convertible Pricing Agreement]

RBC Europe Limited

/s/ Elaine S. Murray
Name:	Elaine S. Murray
Title:	Duly Authorised Signatory

[Signature Page to Contingent Convertible Pricing Agreement]

Swedbank AB (publ)

/s/ Jakob Fäste		/s/ Elisabeth Zhou
Name:	Jakob Fäste	Name: Elisabeth Zhou
Title:	Legal Counsel	Title:

[Signature Page to Contingent Convertible Pricing Agreement]

The Bank of Nova Scotia, London Branch

/s/ James Walter		/s/ Cesare Roselli
Name:	James Walter	Cesare Roselli
Title:	Head of Legal, Europe	Managing Director

[Signature Page to Contingent Convertible Pricing Agreement]

SCHEDULE I

Underwriter	Principal Amount of Designated Securities
Barclays Bank PLC	£810,937,500
Banco Bilbao Vizcaya Argentaria, S.A.	£25,000,000
Banco Santander, S.A.	£25,000,000
Bank of Montreal, London Branch	£25,000,000
Citigroup Global Markets Limited	£25,000,000
Commerzbank Aktiengesellschaft	£25,000,000
ING Bank N.V.	£25,000,000
Intesa Sanpaolo IMI Securities Corp.	£25,000,000
J.P. Morgan Securities plc	£25,000,000
Lloyds Bank Corporate Markets plc	£25,000,000
Natixis	£25,000,000
Nordea Bank Abp	£25,000,000
Société Générale	£25,000,000
Standard Chartered Bank	£25,000,000
The Toronto-Dominion Bank	£25,000,000
UBS AG London Branch	£25,000,000
UniCredit Bank GmbH	£25,000,000
CaixaBank, S.A.	£7,812,500
Coöperatieve Rabobank U.A.	£7,812,500
RBC Europe Limited	£7,812,500
Swedbank AB (publ)	£7,812,500
The Bank of Nova Scotia, London Branch	£7,812,500
Total	£1,250,000,000

SCHEDULE II

Title of Designated Securities:

£1,250,000,000 8.500% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities.

Price to Public:

100.000% of principal amount.

Subscription Price by Underwriters:

99.000% of the aggregate principal amount with respect to the Designated Securities.

Form of Designated Securities:

The Designated Securities will be represented by one global certificate registered in the name of a common depositary for Clearstream or Euroclear or its nominee issued pursuant to the Contingent Capital Securities Indenture dated August 14, 2018, as amended and supplemented through the Issue Date (as defined in the Preliminary Prospectus Supplement (as defined below)), among Barclays PLC, The Bank of New York Mellon SA/NV, Luxembourg Branch, as contingent capital registrar (the “Registrar”) and The Bank of New York Mellon, London Branch, as trustee (the “Trustee”), and as further supplemented by the Eleventh Supplemental Indenture to be dated on or about May 15, 2024, among Barclays PLC, the Registrar and the Trustee.

Securities Exchange, if any:

The International Securities Market of the London Stock Exchange.

Interest Rate:

From (and including) the date of issuance to (but excluding) December 15, 2030, the interest rate on the Designated Securities will be 8.500% per annum. From (and including) each Reset Date (as defined below) to (but excluding) the next following Reset Date, the applicable per annum interest rate will be equal to the sum, as determined by the Calculation Agent (as defined in the Preliminary Prospectus Supplement), of the applicable Mid-Market Swap Rate (as defined below, such term subject to the provisions described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Determination of Subsequent Interest Rate—Mid-Market Swap Rate and fallbacks” in the Preliminary Prospectus Supplement (as defined below)) on the relevant Reset Determination Date (as defined below) and 4.881%, converted to a quarterly rate in accordance with market convention as instructed by the Company (rounded to three decimal places, with 0.0005 rounded down) (the “Subsequent Interest Rate”).

Mid-Market Swap Rate:

The Mid-Market Swap Rate shall be the rate described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Determination of Subsequent Interest Rate—Mid-Market Swap Rate and fallbacks” in the Preliminary Prospectus Supplement.

Determination of Subsequent Interest Rate:

If the Relevant Screen Page (as defined in the Preliminary Prospectus Supplement) is not available or the Mid-Market Swap Rate does not appear on the Relevant Screen Page at the relevant time on the relevant Reset Determination Date (in circumstances other than those in which the Company has determined that a Benchmark Event has occurred or that there is a Successor Rate (each as defined in the Preliminary Prospectus Supplement), as set out in the provisions described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Determination of Subsequent Interest Rate—Benchmark Replacement Event” in the Preliminary Prospectus Supplement), the relevant Subsequent Interest Rate shall instead be determined as set out under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Determination of Subsequent Interest Rate—Mid-Market Swap Rate and fallbacks” in the Preliminary Prospectus Supplement (as supplemented by the final term sheet dated May 8, 2024).

Interest Payment Dates:

March 15, June 15, September 15 and December 15 of each year (each an “Interest Payment Date”), commencing on September 15, 2024. A payment made on that first Interest Payment Date, if any, would be in respect of the period from (and including) May 15, 2024, to (but excluding) September 15, 2024 (and thus a long first interest period).

Business Days:

“Business Day” means any weekday, other than one on which banking institutions are authorized or obligated by law, regulation or executive order to close in London, United Kingdom.

“Clearing System Business Day” means a day on which each Clearing System for which the global certificate is being held is open for business.

“Payment Business Day” means any day on which banks are open for general business (including dealings in foreign currencies) in London, United Kingdom or, if the Designated Securities are held in definitive form, in the case of payment by transfer to a sterling account, any day on which dealings in foreign currencies may be carried on in London, United Kingdom; and in the case of surrender (or, in the case of part payment only, endorsement) of any Designated Securities in definitive form, any day on which banks are open for general business (including dealings in foreign currencies) in the place in which the Designated Securities in definitive form are surrendered (or, as the case may be, endorsed).

Reset Date:

December 15, 2030, and each fifth anniversary date thereafter (each a “Reset Date”).

Reset Determination Date:

The second Payment Business Day immediately preceding each Reset Date (each a “Reset Determination Date”).

Regular Record Dates:

The regular record dates for the Designated Securities will be the close of business on the Clearing System Business Day immediately preceding each Interest Payment Date (or, if the Designated

Securities are held in definitive form, the close of business on the 15th Business Day preceding each Interest Payment Date).

Sinking Fund Provisions:

No sinking fund provisions.

Substitution or Variation

Following the occurrence of certain tax events or a change in certain U.K. regulatory capital requirements, the Company may, at its option, either substitute all (but not some only) of the Designated Securities for, or vary the terms of the Designated Securities so that they remain or, as appropriate, become, Compliant Securities (as defined in the Preliminary Prospectus Supplement) subject to the conditions and procedures set forth under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Substitution or Variation” in the Preliminary Prospectus Supplement.

Redemption Provisions for Designated Securities:

Subject to certain conditions, the Designated Securities are redeemable, in whole but not in part, at the option of the Company, (i) on any day falling in the period commencing on (and including) June 15, 2030 and ending on (and including) the first Reset Date or on any day falling in the period commencing on (and including) the date that is six months before any subsequent Reset Date and ending on (and including) such Reset Date, (ii) in the event of a change in certain U.K. regulatory capital requirements, (iii) upon the occurrence of certain tax events and (iv) at any time from the fifth anniversary of the Issue Date if the outstanding aggregate principal amount of the Designated Securities is 25% or less of the aggregate principal amount of the Designated Securities originally issued, in each case as specified in the Preliminary Prospectus Supplement (as supplemented by the final pricing term sheet dated May 8, 2024) relating to the Designated Securities.

Time of Delivery:

May 15, 2024 by 11 a.m. London time.

Specified Funds for Payment of Subscription Price of Designated Securities:

By wire transfer to a bank account specified by the Company in same day funds.

Value Added Tax:

(a) If the Company is obliged to pay any sum to the Underwriters under this Agreement and any value added tax (“VAT”) is properly charged on such amount, the Company shall pay to the Underwriters an amount equal to such VAT on receipt of a valid VAT invoice;

(b) If the Company is obliged to pay a sum to the Underwriters under this Agreement for any fee, cost, charge or expense properly incurred under or in connection with this Agreement (the “Relevant Cost”) and no VAT is payable by the Company in respect of the Relevant Cost under paragraph (a) above, the Company shall pay to the Underwriters an amount which:

(i) if for VAT purposes the Relevant Cost is consideration for a supply of goods or services made to the Underwriters, is equal to any input VAT incurred by the Underwriters on that supply of goods and services, but only if and to the extent that the Underwriters are unable to recover such input VAT from HM Revenue & Customs (whether by repayment or credit) provided, however, that the Underwriters shall reimburse the Company for any amount paid by the Company in respect of irrecoverable input VAT pursuant to this paragraph (i) if and to the extent such input VAT is subsequently recovered from HM Revenue & Customs (whether by repayment or credit);

(ii) if for VAT purposes the Relevant Cost is a disbursement properly incurred by the Underwriters under or in connection with this Agreement as agent on behalf of the Company, is equal to any VAT paid on the Relevant Cost by the Underwriters provided, however, that the Underwriters shall use best endeavors to procure that the actual supplier of the goods or services which the Underwriters received as agent issues a valid VAT invoice to the Company.

Closing Location:

Linklaters LLP, One Silk Street, London EC2Y 8HQ, United Kingdom.

Name and address of Representative:

Designated Representative: Barclays Bank PLC

Address for Notices:

Barclays Bank PLC

1 Churchill Place,

London E14 5HP,

United Kingdom

UK Manufacturer:

Barclays Bank PLC

Selling Restrictions:

Canada:

Each Underwriter represents, warrants and agrees with the Company, with respect to sales of the Designated Securities in Canada, that, directly or indirectly, it shall sell the Designated Securities only to purchasers purchasing as principal that are both “accredited investors” as defined in National Instrument 45-106 Prospectus Exemptions or section 73.3 of the Securities Act (Ontario) and “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

United Kingdom:

Each Underwriter represents, warrants and agrees with the Company that, in connection with the distribution of the Designated Securities, directly or indirectly, it (i) has only communicated or caused to be communicated, and will only communicate or cause to be communicated, any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the Designated Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and (ii) has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Designated Securities in, from or otherwise involving the United Kingdom.

Prohibition of Sales to United Kingdom Retail Investors:

Each Underwriter represents, warrants and agrees with the Company that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Designated Securities to any retail investor in the United Kingdom. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(i)

a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law of the United Kingdom by virtue of the U.K. European Union (Withdrawal Act) 2018, as amended (the “Withdrawal Act”); or

(ii)

a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law of the United Kingdom by virtue of the Withdrawal Act.

Prohibition of Sales to European Economic Area Retail Investors:

Each Underwriter represents, warrants and agrees with the Company that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Designated Securities to any retail investor in the European Economic Area. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of the Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

Hong Kong:

Each Underwriter represents, warrants and agrees that:

(i)

it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Designated Securities other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(ii)

it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Designated Securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong

Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Designated Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

Japan:

The Designated Securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “FIEA”). Accordingly, each Underwriter represents and agrees that it has not offered or sold and undertakes that it will not offer or sell any Designated Securities directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with the FIEA and other relevant laws and regulations of Japan. As used in this paragraph, “resident of Japan” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Singapore:

Each Underwriter acknowledges that the prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each Underwriter represents, warrants and agrees that it has not offered or sold any Designated Securities or caused the Designated Securities to be made the subject of an invitation for subscription or purchase and will not offer or sell any Designated Securities or cause the Designated Securities to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, the prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Designated Securities, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Australia:

No “prospectus” or other “disclosure document” (as defined in the Corporations Act 2001 of Australia (the “Corporations Act”)) in relation to the Designated Securities has been, or will be, lodged with, or registered by, the Australian Securities and Investments Commission (“ASIC”) or any other regulatory authority in Australia. Each Underwriter represents warrants and agrees that it:

(a)

has not (directly or indirectly) offered or invited applications, and will not offer or invite applications, for the issue, sale or purchase of, any Designated Securities (or any interest in them) in, to or from Australia (including an offer or invitation which is received by a person in Australia); and

(b)

has not distributed or published, and will not distribute or publish, the prospectus supplement, the accompanying prospectus or any other offering material or advertisement relating to the Designated Securities (or any interest in them) in Australia, unless:

(i)

the aggregate consideration payable by each offeree or invitee is at least A$500,000 (or its equivalent in an alternative currency and, in either case, disregarding moneys lent by the offeror or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or Part 7.9 of the Corporations Act and complies with the terms of any consent granted under the Banking Act of 1959 of Australia;

(ii)	the offer or invitation is not made to a person who is a “retail client” within the meaning of section 761G of the Corporations Act;

(iii)

such action complies with all applicable laws, regulations and directives in Australia (including without limitation, the licensing requirements set out in Chapter 7 of the Australian Corporations Act); and

(iv)	such action does not require any document to be lodged with ASIC or any other regulatory authority in Australia.

The prospectus supplement and the accompanying prospectus are not, under any circumstances to be construed as, an advertisement or public offering of any Designated Securities in Australia.

In addition, each Underwriter has represented and agreed that all offers, invitations and transfers by such Underwriter which occur within Australia are to be in parcels of not less than A$500,000 in aggregate principal amount. Such restriction does not apply to transfers which occur outside of Australia.

By applying for Designated Securities under the prospectus supplement and the accompanying prospectus, each person to whom Designated Securities are issued (an “Investor”):

(a)

will be deemed by the Company and each of the Underwriters to have acknowledged that if any Investor on-sells Designated Securities within 12 months from their issue, the Investor will be required to lodge a prospectus or other disclosure document (as defined in the Corporations Act) with ASIC unless either:

(i)	that sale is to an investor to whom it is lawful under the Corporations Act to offer Designated Securities in Australia without a prospectus or other disclosure document lodged with ASIC; or

(ii)	the sale offer is received outside Australia; and

(b)

will be deemed by the Company and each of the Underwriters to have undertaken not to sell those Designated Securities in any circumstances other than those described in paragraphs (a)(i) and (a)(ii) above for 12 months after the date of issue of such Designated Securities.

Taiwan:

The offering, sale, resale and distribution of the Designated Securities have not been and will not be approved by or registered with the Financial Supervisory Commission of Taiwan (“FSC”), Securities and Futures Bureau (“SFB”) under the FSC, other regulatory authority, or authorized organization in Taiwan, the Republic of China (“Taiwan”) pursuant to the applicable securities/financial laws, and/or any regulatory rules or rulings (“applicable laws”), and thus the Designated Securities cannot be offered, sold, resold or distributed in Taiwan. Each Underwriter represents, warrants and agrees that it has not offered, sold, resold, distributed or otherwise made available and will not offer, sell, resell, distribute or otherwise make available any Designated Securities within Taiwan through a public offering, private placement, sale, distribution, or in circumstances which constitute an offer, private placement, sale, or distribution under any of the applicable laws that requires a notification, registration or filing with or the approval of the FSC, SFB, other regulatory authority, and/or authorized organization of Taiwan. Each Underwriter further represents, warrants and agrees that no person or entity in Taiwan is authorized to offer, solicit, market, sell, resell, distribute, or otherwise make available any Designated Securities or the provision of information relating to the prospectus supplement and the accompanying prospectus.

Other Terms and Conditions:

As set forth in the prospectus supplement dated May 8, 2024 relating to the Designated Securities (the “Preliminary Prospectus Supplement”), incorporating the prospectus dated March 1, 2024 relating to the Designated Securities.

SCHEDULE III

Issuer Free Writing Prospectus:

Final Pricing Term Sheet, dated May 8, 2024 attached hereto as Exhibit A.

EXHIBIT A

Final Pricing Term Sheet, dated May 8, 2024

Free Writing Prospectus

Filed pursuant to Rule 433

Registration Statement No. 333-277578

£1,250,000,000 8.500% Fixed Rate Resetting Perpetual Subordinated Contingent

Convertible Securities

Barclays PLC

Pricing Term Sheet

Issuer	Barclays PLC (the “Issuer”).

Securities	£1,250,000,000 8.500% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities (the “Securities”).

Expected Issue Ratings[1]	Ba1 (Moody’s) / BB- (S&P) / BBB- (Fitch).

Status	Perpetual Subordinated Contingent Convertible Securities.

Legal Format	SEC registered.

Principal Amount	£1,250,000,000.

Trade Date	May 8, 2024.

Settlement Date	May 15, 2024 (T+5) (the “Issue Date”).

Maturity Date	Perpetual, with no fixed maturity or fixed redemption date.

Optional Call Dates	On any day falling in the period commencing on (and including) June 15, 2030 and ending on (and including) the first Reset Date (as defined below) or on any day falling in the period commencing on (and including) the date that is six months before any subsequent Reset Date and ending on (and including) such Reset Date.

Preliminary Prospectus Supplement	Preliminary prospectus supplement dated May 8, 2024 (the “Preliminary Prospectus Supplement”) incorporating the Prospectus dated March 1, 2024 relating to the Securities (the “Base Prospectus”). If there is any discrepancy or contradiction between this Pricing Term Sheet and the Preliminary Prospectus Supplement, this Pricing Term Sheet shall prevail.

U.K. Bail-in Power Acknowledgment	Yes. See the section entitled “Description of Contingent Capital Securities— Agreement with Respect to the Exercise of U.K. Bail-in Power” in the Base Prospectus and the section entitled “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Agreement with Respect to the Exercise of U.K. Bail-in Power” in the Preliminary Prospectus Supplement.
Initial Interest Period

Initial Fixed Rate	8.500% per annum, from and including May 15, 2024 to, but excluding, December 15, 2030.

Initial Interest Payment Dates	Quarterly in arrear on March 15, June 15, September 15 and December 15 of each year up to and including December 15, 2030, commencing on September 15, 2024 (long first interest period).

Mid-Market Swap Rate	6yr: 3.919%

[1]	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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7yr: 3.873%

Interpolated Mid-Market Swap Rate	3.892%

Interest Periods Following Any Reset Date

Interest Rate Following Any Reset Date	The applicable Mid-Market Swap Rate (such term subject to the provisions described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Determination of Subsequent Interest Rate— Mid-Market Swap Rate and fallbacks” in the Preliminary Prospectus Supplement) on the relevant Reset Determination Date (as defined below) plus the Margin (as defined below), converted to a quarterly rate in accordance with market convention as instructed by the Issuer (rounded to three decimal places, with 0.0005 rounded down) (the “Subsequent Interest Rate”), from and including the relevant Reset Date to (but excluding) the next following Reset Date.

Reset Date	December 15, 2030, and each fifth anniversary thereafter (each a “Reset Date”).

Interest Payment Dates Following Any Reset Date	Quarterly in arrear on March 15, June 15, September 15 and December 15 of each year commencing on March 15, 2031.

Spread to Mid-Market Swap Rate	488.1 bps (the “Margin”).

Reset Determination Date	The second Payment Business Day immediately preceding each Reset Date (each a “Reset Determination Date”).

Mid-Market Swap Rate and fallbacks

“Mid-Market Swap Rate” means, in relation to a Reset Date and the related Reset Determination Date:

(i) the annual sterling mid-market swap rate with a term of five years where the floating leg pays daily compounded Sterling Overnight Index Average (“SONIA”) annually, which is calculated and published by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) and appearing on the Bloomberg screen page BPISDS05 (or such other page as may replace such page on Bloomberg, or such other information service as may be nominated or authorized by the person providing or sponsoring the information appearing on such page for purposes of displaying comparable rates) (the “Relevant Screen Page”) at approximately 11.00 a.m. (London time) on the relevant Reset Determination Date, as determined by the Calculation Agent; and

(ii)  if the Relevant Screen Page is not available or such swap rate does not appear on the Relevant Screen Page at such time on such Reset Determination Date (in circumstances other than those in which the Issuer has determined that a Benchmark Event has occurred or that there is a Successor Rate, as set out in the provisions described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Determination of Subsequent Interest Rate— Benchmark Replacement Event” in the Preliminary Prospectus Supplement), then the Mid-Market Swap Rate shall be the Reset Reference Bank Rate on such Reset Determination Date.

Reset Reference Bank Rate	“Reset Reference Bank Rate” means, in relation to a Reset Date and the related Reset Determination Date, the percentage rate determined by the Calculation Agent on the basis of the Five-year Mid-Market Swap Rate Quotations provided by each of the Reference Banks at approximately 11:00 a.m. (London time) on the relevant Reset Determination Date (or thereafter on such date), rounded, if necessary, to the nearest 0.001% (with 0.0005% being rounded upwards). If at least three Five-year Mid- Market Swap Rate Quotations are provided, the Reset Reference Bank Rate will be the arithmetic mean of such Five-year Mid-Market Swap Rate Quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If only two Five-

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year Mid-Market Swap Rate Quotations are provided, the Reset Reference Bank Rate will be the arithmetic mean of such Five-year Mid-Market Swap Rate Quotations. If only one Five-year Mid-Market Swap Rate Quotation is provided, the Reset Reference Bank Rate will be the quotation provided. If no Five-year Mid- Market Swap Rate Quotations are provided, the Reset Reference Bank Rate will be (i) in respect of the Reset Reference Bank Rate determined in respect of the Reset Date falling on December 15, 2030, 3.997% per annum or (ii) in respect of the Reset Reference Bank Rate determined in respect of any Reset Date other than December 15, 2030, the Mid-Market Swap Rate in respect of the immediately preceding Reset Date.

Five-year Mid-Market Swap Rate Quotations

“Five-year Mid-Market Swap Rate Quotations” means, for any Reset Period, the arithmetic mean of the bid and offered rates for the annual fixed leg (calculated on an Actual/365 (Fixed) day count basis) of a fixed-for-floating sterling interest rate swap transaction which:

(i) has a term of five years commencing on the applicable Reset Date;

(ii) is in an amount that is representative of a single transaction in the relevant market at the relevant time with an acknowledged dealer of good credit in the swap market; and

(iii) has a floating leg based on the overnight SONIA rate compounded for 12-months (calculated on an Actual/365 (Fixed) day count basis).

Reference Banks	“Reference Banks” means four major banks in the sterling swap, money, securities or other market most closely connected with the relevant Mid-Market Swap Rate, as selected by the Issuer on the advice of an investment bank of international repute.

Certain Other Terms and Information

Currency of Payments	Initial holders of the Securities will be required to pay for the Securities in sterling and principal and interest payments in respect of the Securities will be payable in sterling. If, on any date on which a payment in respect of the Securities is contemplated, sterling is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or is no longer used for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Securities will be made in U.S. dollars until sterling is again available to us or so used, in accordance with the provisions described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Currency of Payments” of the Preliminary Prospectus Supplement.

Day Count Fraction	Actual/Actual (ICMA).

Business Days	Any weekday, other than one on which banking institutions are authorized or obligated by law, regulation or executive order to close in London, U.K.

Interest Payments Discretionary	Interest on the Securities will be due and payable only at the sole discretion of the Issuer, as described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Interest Cancellation—Interest Payments Discretionary” in the Preliminary Prospectus Supplement.

Restriction on Interest Payments

As described in the Preliminary Prospectus Supplement, the Issuer shall not make an interest payment on the Securities on any interest payment date (and such interest payment shall therefore be deemed to have been cancelled and thus shall not be due and payable on such interest payment date) if:

(1)   the Issuer has an amount of Distributable Items on such interest payment date that is less than a certain level; or

(2)   the Solvency Condition is not satisfied in respect of such interest payment,

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as further described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Interest Cancellation— Restriction on Interest Payments” in the Preliminary Prospectus Supplement.

Agreement to Interest Cancellation	By subscribing for, purchasing or otherwise acquiring the Securities, holders of the Securities acknowledge and agree to the provisions described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities— Interest Cancellation—Agreement to Interest Cancellation” in the Preliminary Prospectus Supplement.

Ranking

Subordinated to the claims of Senior Creditors (as defined below), as described in further detail in the Preliminary Prospectus Supplement.

“Senior Creditors” means creditors of the Issuer (i) who are unsubordinated creditors; (ii) whose claims are, or are expressed to be, subordinated (whether only in the event of the winding-up or administration of the Issuer or otherwise) to the claims of unsubordinated creditors of the Issuer but not further or otherwise; (iii) who are creditors in respect of any secondary non-preferential debts; or (iv) whose claims are, or are expressed to be, junior to the claims of other creditors of the Issuer, whether subordinated or unsubordinated, other than those whose claims rank, or are expressed to rank, pari passu with, or junior to, the claims of the holders of the Securities.

Capital Adequacy Trigger Event

A “Capital Adequacy Trigger Event” shall occur if at any time the fully loaded CET1 Ratio is less than 7.00%.

Whether a Capital Adequacy Trigger Event has occurred at any time shall be determined by the Issuer and such determination shall be binding on the trustee and holders of the Securities.

Automatic Conversion Upon Capital Adequacy Trigger Event

An Automatic Conversion will occur without delay upon the occurrence of a Capital Adequacy Trigger Event.

“Automatic Conversion” means the irrevocable and automatic release of all of the Issuer’s obligations under the Securities (other than the CSO Obligations, if any) in consideration of the Issuer’s issuance of the Conversion Shares at the Conversion Price to the Conversion Shares Depository (on behalf of the holders of the Securities) or to the relevant recipient, in accordance with the terms of the Securities and as described in the Preliminary Prospectus Supplement.

Conversion Price	£1.65 per Conversion Share, subject to certain anti-dilution adjustments, as described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Anti-Dilution” in the Preliminary Prospectus Supplement and the provisions described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Automatic Conversion Upon Capital Adequacy Trigger Event—Conversion Shares Offer” in the Preliminary Prospectus Supplement.

Conversion Shares Offer	Following an Automatic Conversion, the Issuer may, in its sole and absolute discretion, elect that the Conversion Shares Depository make an offer of all or some of the Conversion Shares to all or some of the Issuer’s ordinary shareholders at such time at a cash price per Conversion Share equal to the Conversion Price, as further described in the Preliminary Prospectus Supplement.

Optional Redemption	The Securities are redeemable at the option of the Issuer, in whole but not in part, on (i) any day falling in the period commencing on (and including) June 15, 2030 and ending on (and including) the first Reset Date or (ii) any day falling in the period commencing on (and including) the date that is six months before any subsequent Reset Date and ending on (and including) such Reset Date, as described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent

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Convertible Securities—Redemption—Optional Redemption” in the Preliminary Prospectus Supplement.

Regulatory Event Redemption	The Securities are also redeemable, in whole but not in part, at any time at the option of the Issuer in the event of a change in certain U.K. regulatory capital requirements, as described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Redemption—Regulatory Event Redemption” in the Preliminary Prospectus Supplement.

Tax Redemption	The Securities are also redeemable, in whole but not in part, at any time at the option of the Issuer upon the occurrence of certain tax events, as described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Redemption—Tax Redemption” in the Preliminary Prospectus Supplement.

Substitution or Variation	Following the occurrence of certain tax events or a change in certain U.K. regulatory capital requirements, the Issuer may, at its option, either substitute all (but not some only) of the Securities for, or vary the terms of the Securities so that they remain or, as appropriate, become, Compliant Securities subject to the conditions and procedures set forth under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Substitution or Variation” in the Preliminary Prospectus Supplement.

Clean-up Call	If, at any time from the fifth anniversary of the Issue Date (unless otherwise permitted by the PRA), the outstanding aggregate principal amount of the Securities is 25% or less of the aggregate principal amount of the Securities originally issued, the Issuer may redeem all (but not some only) of the outstanding Securities at a redemption price equal to 100% of their principal amount, together with any accrued but unpaid interest (which excludes any interest cancelled or deemed cancelled as described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Interest Cancellation—Interest Payments Discretionary” or “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Interest Cancellation—Restriction on Interest Payments” in the Preliminary Prospectus Supplement) to (but excluding) the date fixed for redemption.

Denominations	£200,000 and integral multiples of £1,000 in excess thereof.

ISIN / FISN / CFI Code / Common Code	XS2813323503 / as referenced on the Association of National Numbering Agencies (“ANNA”) website / as referenced on the ANNA website / 281332350

Legal Entity Identifier (“LEI”) Code	213800LBQA1Y9L22JB70.

Reoffer Yield	8.773% (annual).

Issue Price	100.000%.

Estimated Underwriter Compensation	1.000% of the principal amount of the Securities.

Estimated Net Proceeds	£1,237,500,000.

Sole Structuring Adviser and Sole Bookrunner	Barclays Bank PLC.

Joint Lead Managers (no books)	Banco Bilbao Vizcaya Argentaria, S.A., Banco Santander, S.A., Bank of Montreal, London Branch, Citigroup Global Markets Limited, Commerzbank Aktiengesellschaft, ING BANK N.V., Intesa Sanpaolo IMI Securities Corp., J.P. Morgan Securities plc, Lloyds Bank Corporate Markets plc, Natixis, Nordea Bank Abp, Société Générale, Standard Chartered Bank, The Toronto-Dominion Bank, UBS AG London Branch, UniCredit Bank GmbH.

Senior Co-Managers	CaixaBank, S.A., Coöperatieve Rabobank U.A., RBC Europe Limited, Swedbank AB (publ), The Bank of Nova Scotia, London Branch.

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Documentation	To be documented under the Issuer’s shelf registration statement on Form F-3 (No. 333-277578) and to be issued pursuant to the Contingent Capital Securities Indenture dated August 14, 2018, among the Issuer, The Bank of New York Mellon SA/NV, Luxembourg Branch, as contingent capital registrar (the “Registrar”) and The Bank of New York Mellon, London Branch, as trustee (the “Trustee”), as amended and supplemented through the Issue Date and as further supplemented by the Eleventh Supplemental Indenture, to be entered into on or about the Issue Date, among the Issuer, the Registrar and the Trustee.

Risk Factors	An investment in the Securities involves risks. See the “Risk Factors” section beginning on page S-27 of the Preliminary Prospectus Supplement.

Settlement	Clearstream, Luxembourg / Euroclear; Book-entry; Transferable.

Listing	International Securities Market of the London Stock Exchange.

Calculation Agent	The Bank of New York Mellon, London Branch, or its successor appointed by the Issuer.

Governing Law	New York law, except for subordination provisions and waiver of set-off provisions which will be governed by English law.

Definitions	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus Supplement.

The Issuer has filed a registration statement (including the Base Prospectus and the Preliminary Prospectus Supplement) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering. Before you invest, you should read each of the Base Prospectus and the Preliminary Prospectus Supplement for this offering in that registration statement, and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the Base Prospectus and the Preliminary Prospectus Supplement from Barclays Capital Inc. by calling +1-866-603-5847.

U.K. FCA CoCo restriction. UK MiFIR professional investors and ECPs only/No PRIIPs or U.K. PRIIPs KID – Manufacturer target market (UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs or U.K. PRIIPs key information document (KID) has been prepared as not available to retail in the EEA or in the U.K. No sales to retail clients (as defined in COBS 3.4) in the U.K.

It is expected that delivery of the Securities will be made for value on or about May 15, 2024, which will be the fifth (5th) business day in the United States following the date of pricing of the Securities. Under Rule 15c6-1 under the Securities Exchange Act of 1934, purchases or sales of Securities in the secondary market generally are required to settle within two (2) business days (T+2), unless the parties to any such transaction expressly agree otherwise. Accordingly, purchasers of the Securities who wish to trade the Securities on the date of this prospectus supplement or the next two (2) succeeding business days, will be required, because the Securities initially will settle within five (5) business days (T+5) in the United States, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Securities who wish to trade the Securities prior to two business days before delivery should consult their own legal advisers.

This communication is being distributed to, and is directed only at, persons in the United Kingdom in circumstances where section 21(1) of the Financial Services and Markets Act 2000, as amended, does not apply (such persons being referred to as “relevant persons”). Any person who is not a relevant person should not act or rely on this communication or any of its contents. Any investment activity (including, but not limited to, any invitation, offer or agreement to subscribe, purchase or otherwise acquire securities) to which this communication relates will only be available to, and will only be engaged with, relevant persons.

To the extent any dealer that is not a U.S. registered broker-dealer intends to effect any offers or sales of any Securities in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.

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